Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Louisville Gas and Electric Company for the registration of indeterminable amounts of debt securities and to the incorporation by reference therein of our report dated February 28, 2012, with respect to the financial statements of Louisville Gas and Electric Company included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

March 28, 2012